NUVEEN INVESTMENT TRUST III

RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 27th day of May 2010 by and between Nuveen Investment Trust III, a Massachusetts business trust (the “Trust”), and Nuveen Asset Management, a Delaware corporation (the “Adviser”);

WHEREAS, the parties hereto are the contracting parties under that certain Management Agreement (the “Agreement”) pursuant to which the Adviser furnishes investment advisory and management services and certain other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2010 for certain series of the Trust unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2011 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement, the parties hereto do hereby approve the continuance of the Agreement in effect until August 1, 2011 and do ratify and confirm the Agreement in all respects.

NUVEEN INVESTMENT TRUST III

By:	/s/ CHRISTOPHER M. ROHRBACHER
Vice President

ATTEST

/s/ VIRGINIA O’NEAL
Assistant Secretary

NUVEEN ASSET MANAGEMENT

By:	/s/ KEVIN J. MCCARTHY
Managing Director

ATTEST

/s/ VIRGINIA O’NEAL
Assistant Secretary